Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 471-1288

MOTORCAR PARTS OF AMERICA ACQUIRES LEADING AUTOMOTIVE COMPONENT TESTING COMPANY

LOS ANGELES, CA – July 24, 2017 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced it has acquired D&V Electronics, an Ontario, Canada-based company in a stock purchase transaction. Terms were not disclosed.

“The acquisition of D&V Electronics enhances Motorcar Parts of America’s ongoing commitment to innovation, quality and industry leadership.  D&V Electronics’ innovative engineering team and world-renowned customer base along with its advanced technology provide a platform to test alternators and starters, as well as the increasing electrification of vehicles and their components.  We look forward to supporting D&V Electronics to enhance its significant research and development capabilities and expand its market position and product portfolio to capitalize on future growth opportunities,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.

Industry sources estimate the global automotive testing market is approximately $5.4 billion per annum, enhanced by the ever-increasing complexity of automotive systems.

About D&V Electronics

Founded in 1997, with customers in more than 90 countries, D&V Electronics designs and manufactures leading edge test equipment for performance, endurance and production testing of electric motors, inverters and belt starter generators for the EV/HEV industry.  D&V is the leading supplier of testing equipment for the alternator and starter industry worldwide -- offering a comprehensive collection of testing equipment for OEM’s, Tier One suppliers and the aftermarket.  Additional information is available at www.dvelectronics.com.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearing and hub assemblies, brake master cylinders, brake power boosters and turbochargers utilized in imported and domestic passenger vehicles, light trucks and heavy-duty applications. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Mexico, Malaysia and China, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia and Canada.  Additional information is available at www.motorcarparts.com.

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2017 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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